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                                                                 EXHIBIT 3.5(ii)



                      CERTIFICATE OF OWNERSHIP AND MERGER
                      -----------------------------------

                                    MERGING
                                    -------

                            BROCKWAY STANDARD, INC.
                            -----------------------

                                      INTO
                                      ----

                               OIB STANDARD, INC.
                               ------------------
                    (Pursuant to Section 253 of the General
                   Corporation Law of the State of Delaware)

          OIB Standard, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies:

          FIRST: The Company was incorporated on the 2nd day of November, 1987, pursuant to the provisions of the General Corporation Law.

          SECOND: The Company owns all of the issued and outstanding shares of each class of Brockway Standard, Inc. ("Brockway Standard"), a corporation incorporated on the 13th day of August, 1979 as Standard Container Company, pursuant to the provisions of the General Corporation Law. Standard Container Company subsequently changed its name to Brockway Standard, Inc. on the 25th day of January, 1985, pursuant to the provisions of the General Corporation Law.

          THIRD: The Company, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of the members thereof on the 27th day of January, 1989, determined to merge Brockway Standard into the Company.

          RESOLVED, that the Company merge Brockway Standard into the Company and, as the surviving corporation in the merger, assume all of Brockway Standard's obligations effective as of 9:00 A.M. Chicago time on January 30, 1989.

          RESOLVED, that upon the effectiveness of the merger, the corporate name of the Company shall be changed to Brockway Standard, Inc.

          RESOLVED, that the proper officers of the Company are hereby directed
     (i) to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge Brockway Standard into the

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     Company and assume Brockway Standard's obligations, and (ii) to cause the same to be filed with the Delaware Secretary of State and a certified copy thereof to be recorded in the office of the Recorder of Deeds of Kent County, in the State of Delaware, and (iii) to do all other acts and things, whether within or without the State of Delaware, that may be necessary or proper to effect the merger.

          IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Keith N. Junk, its Vice President, and attested by Thomas L. Young, its Secretary, this 27th day of January, 1989.

                                    OIB STANDARD, INC.



                                    By /s/ KEITH N. JUNK
                                       -----------------
                                         Keith N. Junk
                                         Vice President
ATTEST:

/s/ THOMAS L. YOUNG
------------------------
     Thomas L. Young
     Secretary


Dated:  January 27, 1989

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